Exhibit 10.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

dated as of June 30, 2023

among

GOLUB CAPITAL BDC 3 CLO 1 LLC
as Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

to

the Indenture, dated as of March 11, 2021, between the Issuer and the Trustee

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 30, 2023, between GOLUB CAPITAL BDC 3 CLO 1 LLC, a limited liability company formed under the laws of the State of Delaware (the “Issuer”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (in such capacity, the “Trustee”), hereby amends the Indenture, dated as of March 11, 2021 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Indenture”), between the Issuer and the Trustee. Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein have the meanings assigned thereto in the Indenture.

W I T N E S S E T H

WHEREAS, pursuant to Section 8.1(a)(xxx) of the Indenture, without the consent of the Holders of each Note but with the written consent of the Collateral Manager, the Trustee and the Issuer, at any time and from time to time subject to the requirements provided in Section 8.3, may enter into one or more supplemental indentures to make any necessary or advisable changes to the Indenture in connection with the adoption of an Alternative Rate or Fallback Rate;

WHEREAS, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, the Collateral Manager may select an Alternative Rate;

WHEREAS, the Collateral Manager expects a Benchmark Transition Event and its related Benchmark Replacement Date to occur on or after June 30, 2023 and the Collateral Manager hereby certifies to the Issuer and the Trustee that, commencing as of the Interest Determination Date relating to the Interest Accrual Period commencing in July, 2023, the Alternative Rate implemented pursuant to this Supplemental Indenture is Term SOFR, including any applicable spread adjustments;

WHEREAS, the Issuer has determined that the conditions set forth in Article VIII of the Indenture for entry into this Supplemental Indenture have been satisfied or waived as of the date hereof;

WHEREAS, pursuant to Section 8.3(c) of the Indenture, the Collateral Manager has consented to this Supplemental Indenture; and

WHEREAS, pursuant to Section 8.3(g) of the Indenture, the Trustee has delivered a copy of this Supplemental Indenture to the Collateral Manager, the Collateral Administrator and the Noteholders not later than 10 days prior to the execution hereof.

WHEREAS, the parties hereto intend for the amendments set forth herein to take effect on June 30, 2023 or on such earlier date that the Collateral Manager notifies the Trustee (which may be via email) that a Benchmark Transition Event and its related Benchmark Replacement Date has occurred (the “Amendment Effective Date”);

NOW, THEREFORE, based upon the above recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.            Amendments. The Indenture is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Indenture attached as Exhibit A hereto, effective as of the Amendment Effective Date. For the avoidance of doubt, the Secured Notes will continue to accrue interest using LIBOR for the remainder of the Interest Accrual Period following the Amendment Effective Date.

SECTION 2.            Effect of Supplemental Indenture.

(a)            Upon execution of this Supplemental Indenture, the Indenture shall be, and be deemed to be, modified and amended, effective as of the Amendment Effective Date, in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Issuer shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes. Except as modified and expressly amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

(b)            Except as expressly modified herein, the Indenture shall continue in full force and effect in accordance with its terms. All references in the Indenture to the Indenture or to “this Indenture” shall apply mutatis mutandis to the Indenture as modified by this Supplemental Indenture. The Trustee shall be entitled to all rights, protections, immunities and indemnities set forth in the Indenture as fully as if set forth in this Supplemental Indenture.

SECTION 3.            Binding Effect.

The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the Issuer, the Trustee, the Collateral Manager, the Collateral Administrator, the Holders and each of their respective successors and assigns.

SECTION 4.            Acceptance by the Trustee.

The Trustee accepts the amendments to the Indenture as set forth in this Supplemental Indenture and agrees to perform the duties of the Trustee upon the terms and conditions set forth herein and in the Indenture, subject to its protections, immunities and indemnitees set forth therein and herein. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Issuer and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplemental Indenture and makes no representation with respect thereto.

SECTION 5.            Execution, Delivery and Validity.

The Issuer represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by the Issuer and constitutes its legal, valid and binding obligation, enforceable against the Issuer in accordance with its terms. If the Collateral Manager notifies the Trustee (which may be via email) that a Benchmark Transition Event and its related Benchmark Replacement Date has occurred prior to June 30, 2023, the Trustee shall deliver notice to the Noteholders that this Supplemental Indenture is effective upon the occurrence of the Amendment Effective Date.

SECTION 6.            GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.            Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. This Supplemental Indenture (and each related document, modification and waiver in respect of this Supplemental Indenture) may be executed and delivered in counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Issuer and reasonably available at no undue burden or expense to the Trustee), each of which shall be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Supplemental Indenture by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

SECTION 8.            Limited Recourse; Non-Petition.

Notwithstanding any other provision of this Supplemental Indenture, Sections 2.7(i) and 5.4(d) of the Indenture are incorporated herein by reference thereto, mutatis mutandis.

SECTION 9.            Direction.

By their signatures hereto, the Issuer hereby directs the Trustee to execute this Supplemental Indenture.

SECTION 10.            Collateral Manager Notice.

The Collateral Manager, by its execution of this Supplemental Indenture, hereby notifies the Issuer, Collateral Administrator, the Calculation Agent, the Trustee and the Holders that a Benchmark Transition Event and its related Benchmark Replacement Date will have occurred on June 30, 2023 in respect of LIBOR, unless otherwise notified by the Collateral Manager prior to such date.  The Collateral Manager hereby instructs and directs the Trustee to provide a copy of this Supplemental Indenture to each Holder and in doing so the Collateral Manager hereby states that the notice required by the definition of “LIBOR” has been provided.

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

GOLUB CAPITAL BDC 3 CLO 1 LLC, as Issuer

By: Golub Capital BDC 3, Inc., its designated manager

By:	/s/ Christopher Ericson
	Name:	Christoper Ericson
	Title:	Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Doriana Bercea
	Name:	Doriana Bercea
	Title:	Assistant Vice President

By:	/s/ Erika Lara-Sanchez
	Name:	Erika Lara-Sanchez
	Title:	Assistant Vice President

CONSENTED TO BY:

GC ADVISORS LLC,
as Collateral Manager

By:	/s/ David Golub
	Name:	David Golub
	Title:	President

Exhibit A

[Attached]

EXECUTION VERSION

CONFORMED THROUGH FIRST SUPPLEMENTAL INDENTURE

DATED JUNE 30, 2023

INDENTURE

by and between

Golub Capital BDC 3 CLO 1 LLC,
Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Trustee

Dated as of March 11, 2021

shall not be payable as Administrative Expenses but shall be payable only from the Expense Reserve Account pursuant to this Indenture and (y) for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes) shall not constitute Administrative Expenses.

“Affected Class”: Any Class of Secured Notes that, as a result of the occurrence of a Tax Event described in the definition of “Tax Redemption” has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, Officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Members”: Members of, or participants in, DTC, Euroclear or Clearstream.

“Aggregate Collateral Management Fee”: All accrued and unpaid Collateral Management Fees, Current Deferred Management Fees, Cumulative Deferred Management Fees and Collateral Management Fee Shortfall Amounts (including accrued interest) due and payable to the Collateral Manager.

“Aggregate Coupon”: As of any Measurement Date, the sum of the products obtained by multiplying, in the case of each Fixed Rate Obligation (other than a Defaulted Obligation or Deferrable Obligation (other than a Permitted Deferrable Obligation)) (including, for any Permitted Deferrable Obligation, only the required current cash interest required by the Underlying Instruments thereon), (i) the stated coupon on such Collateral Obligation expressed as a percentage and (ii) the outstanding principal balance of such Collateral Obligation; provided that the stated coupon of a Step-Up Obligation will be the then-current coupon.

“Aggregate Funded Amount”: The aggregate Funded Amount of the Class D Notes funded in all Unfunded Class Fundings.

“Aggregate Funded Spread”: As of any Measurement Date, the sum of: (a) in the case of each Floating Rate Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over a ~~London interbank offered~~secured overnight financing rate based index, (i) the stated interest rate spread on such Collateral Obligation above such index as of the immediately preceding Interest Determination Date multiplied by (ii) the outstanding principal balance of such Collateral Obligation; provided that the interest rate spread with respect to any Step-Up Obligation will be the then-current interest rate spread; and (b) in the case of each Floating Rate Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation) that bears interest at a spread over an index other than a ~~London interbank offered~~secured overnight financing rate based index, (i) the excess of the sum of such spread and such index over ~~LIBOR~~the Benchmark as of the immediately preceding Interest Determination Date (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the outstanding principal balance of each such Collateral Obligation; provided that the interest rate spread with respect to any Step-Up Obligation will be the then-current interest rate spread.

For purposes of calculating the Aggregate Funded Spread, (i) such calculation shall exclude any Deferring Obligation until the obligor thereof has resumed the payment of cash interest in cash, (ii) with respect to any ~~LIBOR~~Floating Rate Floor Obligation, the stated interest rate spread on such Collateral Obligation over the applicable index shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Obligation over ~~LIBOR~~the Benchmark as in effect for the current Interest Accrual Period (or portion thereof, in the case of the first Interest Accrual Period) and (iii) the stated interest rate of a Collateral Obligation will be excluded from such calculation to the extent the Issuer or the Collateral Manager has actual knowledge that such payment of interest will not be made by the obligor thereof during the applicable period.

“Aggregate Outstanding Amount”: With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding on such date; provided that (i) in the case of Notes of the Unfunded Class, except as otherwise explicitly set forth in this Indenture, such aggregate unpaid principal amount will be: (x) prior to the Unfunded Class Funding, zero (except that, solely for the purpose of issuance and transfers of the Notes of the Unfunded Class prior to the Unfunded Class Funding, the Aggregate Outstanding Amount thereof shall be deemed to be the notional amount thereof less the Aggregate Funded Amount), and (y) from and after any Unfunded Class Funding, the aggregate unpaid principal amount of the Class D Notes Outstanding.

“Aggregate Principal Balance”: When used with respect to all or a portion of the Collateral Obligations or the Assets, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Assets, respectively.

“Aggregate Risk Adjusted Par Amount”: The amount specified below for the applicable Interest Accrual Period, listed sequentially, starting with the Interest Accrual Period commencing on the Closing Date:

Interest Accrual Period	Aggregate Risk Adjusted Par Amount ($)
1	400,000,000
2	399,160,000
3	398,547,955
4	397,936,848
5	397,339,943
6	396,737,310
7	396,128,980
8	395,521,582

Interest Accrual Period	Aggregate Risk Adjusted Par Amount ($)
48	372,142,050
49	371,583,837

“Aggregate Unfunded Class Amount”: The meaning specified in Section 2.3.

“Aggregate Unfunded Spread”: As of any Measurement Date, the sum of the products obtained by multiplying (i) for each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation (other than Defaulted Obligations), the related commitment fee rate then in effect as of such date and (ii) the undrawn commitments of each such Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such date.

“Alternative Method”: The meaning specified in Section 7.17(l).

“Alternative Rate”: The meaning specified in the definition of “~~LIBOR~~Benchmark”.

“Applicable Law”: The meaning specified in Section 6.3(aa).

“ARRC”: The Alternative Reference Rates Committee.

“Asset-backed Commercial Paper”: Commercial paper or other short-term obligations of a program that primarily issues externally rated commercial paper backed by assets or exposures held in a bankruptcy-remote, special purpose entity.

“Assets”: The meaning assigned in the Granting Clause hereof.

“Assigned Moody’s Rating”: The meaning specified in Schedule 3 hereto.

“Assumed Reinvestment Rate”: ~~LIBOR~~The Benchmark (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authenticating Agent”: With respect to the Notes or a Class of the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14 hereof.

“Average Life”: The meaning specified in the definition of “Weighted Average Life”.

“Balance”: On any date, with respect to Cash or Eligible Investments in any account, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank”: Deutsche Bank Trust Company Americas, in its individual capacity and not as Trustee or any successor thereto.

“Bankruptcy Code”: The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Law”: The Bankruptcy Code, as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of any other applicable jurisdiction.

“BDC”: Golub Capital BDC 3, Inc., a Maryland corporation.

“Beneficial Ownership Certificate”: The meaning specified in Section 14.2(e).

“Benefit Plan Investor”: An employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan to which Section 4975 of the Code applies or an entity whose underlying assets include “plan assets” by reason of such an employee benefit plan’s or a plan’s investment in such entity.

“Base Rate Modifier”: (a) A modifier determined by the Collateral Manager applied to a reference rate to the extent necessary to cause such rate to be comparable to three-month ~~Libor~~Term SOFR plus the CSA, which may include an addition to or subtraction from such unadjusted rate or (b) any other spread adjustment (which may be a positive or negative value or zero) that has been selected by the Collateral Manager giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment. ~~.~~

“Benchmark”: With respect to the Secured Notes the greater of (a) 0.0% and (b) (I) the Term SOFR Reference Rate for the Designated Maturity, as such rate is published by the Term SOFR Administrator on the Term SOFR Source (the “Screen Rate”) on the related Interest Determination Date, (II) if as of 5:00 p.m. (New York City time) on any Interest Determination Date the rate referred to in clause (I) is temporarily or permanently unavailable or has not been published by the Term SOFR Administrator on the Term SOFR Source, the Interpolated Screen Rate, (III) if such rate cannot be determined under clauses (I) or (II), then the Term SOFR Reference Rate for the Designated Maturity as published by the Term SOFR Administrator on the Term SOFR Source on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for the Designated Maturity was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five Business Days prior to such Interest Determination Date or (IV) if such rate cannot be determined under clauses (I), (II) or (III), the Term SOFR Reference Rate as determined on the previous Interest Determination Date. “Benchmark,” when used with respect to a Collateral Obligation, means the “benchmark” rate determined in accordance with the terms of such Collateral Obligation.

Notwithstanding anything in the foregoing, if at any time while any Floating Rate Notes are outstanding a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Benchmark, then the Collateral Manager (on behalf of the Issuer) may select (with notice to the Trustee, the Calculation Agent and the Collateral Administrator) an alternative rate, including any applicable spread adjustments thereto (the “Alternative Rate”) that in its commercially reasonable judgment is consistent with the successor for the Benchmark, which is, as certified to the Issuer and the Trustee, (x) Daily Simple SOFR, Compounded SOFR or any other rate or any other rate proposed or recommended by the LSTA or ARRC as the successor for the Benchmark with respect to loans or (y) expected to be used in the quarterly pay Floating Rate Obligations included in the Assets or the new issue collateralized loan obligation market and all references herein to the “Benchmark” will mean such Alternative Rate selected by the Collateral Manager. If at any time while any Floating Rate Notes are Outstanding, the Benchmark ceases to exist or be reported and the Collateral Manager has not determined an Alternative Rate in accordance with the foregoing, at the direction of the Collateral Manager (by notice to the Issuer, the Trustee (who shall forward such notice to the Holders) and the Calculation Agent) and without a supplemental indenture, the Alternative Rate with respect to the Floating Rate Notes shall be the Fallback Rate. Notwithstanding anything to the contrary in this Indenture, neither the Calculation Agent nor the Trustee shall have any responsibility or liability for determining or selecting an Alternative Rate or a Fallback Rate (including, without limitation, any Base Rate Modifier or any other modifier thereto) as a successor or replacement benchmark to the Benchmark (including whether any such rate is an Alternative Rate or a Fallback Rate or whether a Benchmark Replacement Date or a Benchmark Transition Event has occurred, or any other conditions to the designation of such rate have been satisfied) and shall be entitled to rely upon any designation of such a rate (and any Base Rate Modifier) by the Collateral Manager. Notwithstanding anything herein, the Benchmark (including any Alternative Rate or Fallback Rate) with respect to the Floating Rate Notes shall in no event be calculated below 0.0%.

“Benchmark Replacement Date”: The earlier to occur of the following events with respect to ~~LIBOR~~the Benchmark, as determined by the Collateral Manager: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of ~~LIBOR~~the Benchmark permanently or indefinitely ceases to provide ~~LIBOR~~the Benchmark; (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or (iii) in the case of clause (d) or (e) of the definition of “Benchmark Transition Event,” the date on which the Collateral Manager has notified the Trustee and the Calculation Agent that a “Benchmark Replacement Date” has occurred.

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to ~~LIBOR~~the Benchmark, as determined by the Collateral Manager: (a) a public statement or publication of information by or on behalf of the administrator of ~~LIBOR~~the Benchmark announcing that such administrator has ceased or will cease to provide ~~LIBOR~~the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~the Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR~~the Benchmark, the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for ~~LIBOR~~the Benchmark, a resolution authority with jurisdiction over the administrator for ~~LIBOR~~the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for ~~LIBOR~~the Benchmark, which states that the administrator of ~~LIBOR~~the Benchmark has ceased or will cease to provide ~~LIBOR~~the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~LIBOR~~the Benchmark; (c) a public statement or publication of information by the regulatory supervisor for the administrator of ~~LIBOR~~the Benchmark announcing that ~~LIBOR~~the Benchmark is no longer representative; (d) (x) the aggregate principal balance of Floating Rate Obligations included in the Assets (on a trade date basis) that are utilizing a benchmark rate that is not ~~LIBOR~~the Benchmark or has had a benchmark transition event (however denominated) occur divided by (y) the aggregate principal balance of all Floating Rate Obligations included in the Assets (on a trade date basis) is greater than 50%; or (e) the Collateral Manager reasonably determines that ~~LIBOR~~the Benchmark is likely to cease to exist or be reported ~~on the Reuters Screen~~.  If one year has passed since the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and the Collateral Manager has not determined an Alternative Rate in accordance with the definition of “~~LIBOR~~Benchmark”, then the Alternative Rate with respect to the Secured Notes shall be the rate (including any applicable spread adjustments thereto) that is consistent with the reference rate most commonly being used in the quarterly pay Floating Rate Obligations included in the Assets; provided that the Collateral Manager may following the implementation of such rate select a different Alternative Rate in accordance with the definition of “~~LIBOR~~Benchmark”.

“Bond”: A debt security.

“Bridge Loan”: Any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan”: A Loan (a) that is part of a credit facility with a Facility Size on the date of origination thereof at least equal to U.S.$250,000,000 and (b) as to which, on the date of origination thereof, (i) Moody’s has either (x) assigned a corporate family rating on an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating or (ii) S&P has either (x) assigned an issuer credit rating to the issuer thereof or (y) assigned to such credit facility a monitored publicly available rating.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

“Calculation Agent”: The meaning specified in Section 7.16(a).

“Cash”: Such funds denominated in currency of the United States of America as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of an Account.

related obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Issuer (after payment of all such taxes) will equal the full amount that the Issuer would have received had no such taxes been imposed;

(x)            has an S&P Rating;

(xi)            is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(xii)            except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer; provided that the Issuer may be required, as a lender under the Underlying Instruments, to make customary protective advances or provide customary indemnities to the agent of the Collateral Obligation (for which the Issuer may receive a Participation Interest or other right of repayment);

(xiii)            does not have an “f”, “p”, “pi”, “sf” or “t” subscript assigned by S&P or an “sf” subscript assigned by Moody’s;

(xiv)            is not a repurchase obligation, an Unsecured Loan, a Bridge Loan, a Commercial Real Estate Loan, a Structured Finance Obligation or a Step-Down Obligation;

(xv)            will not require the Issuer or the pool of Assets to be registered as an investment company under the 1940 Act;

(xvi)            is not the subject of an Offer of exchange, or tender by its issuer, for cash, securities or any other type of consideration other than a Permitted Offer;

(xvii)            has an S&P Rating of at least “CCC-”;

(xviii)            either (A) does not mature after the earliest Stated Maturity of the Secured Notes or (B) is a Permitted Maturity Obligation;

(xix)            other than in the case of a Fixed Rate Obligation, accrues interest at a floating rate determined by reference to (a) the Dollar prime rate, federal funds rate or ~~LIBOR~~Libor or (b) a similar interbank offered rate, commercial deposit rate or any other index;

(xx)            is Registered;

(xxi)            does not pay interest less frequently than annually;

(xxii)            is not an interest in a grantor trust;

(xxiii)            is issued by a Non-Emerging Market Obligor;

“Controlling Class”: The Class A Notes so long as any Class A Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; then the Class D Notes so long as any Class D Notes are Outstanding; and then the Subordinated Notes.

“Controlling Person”: A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of an entity or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets or an affiliate of any such Person. For this purpose, an “affiliate” of a Person includes any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person. “Control,” with respect to a Person other than an individual, means the power to exercise a controlling influence over the management or policies of such Person, and “Controlling” shall have the meaning correlative to the foregoing.

“Corresponding Tenor”: With respect to an Alternative Rate, a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for ~~LIBOR~~the Benchmark or the then current Alternative Rate.

“Corporate Trust Office”: The designated corporate trust office of the Trustee, currently located at (i) for purposes of surrender, transfer or exchange of any Note, Deutsche Bank Trust Company Americas, c/o DB Services Americas, Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Attn: Transfer Unit, and (ii) for all other purposes, Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Structured Credit Services – GOLUB CAPITAL BDC 3 CLO 1, telephone number (714) 247-6000, facsimile number (714) 656-2568, or such other address as the Trustee may designate from time to time by notice to the Holders, the Collateral Manager and the Issuer, or the principal corporate trust office of any successor Trustee.

“Coverage Tests”: The Overcollateralization Ratio Test and the Interest Coverage Test, each as applied to each specified Class or Classes of Secured Notes.

“Covered Audit Adjustment”: The meaning specified in Section 7.17(l).

“Cov-Lite Loan”: A Collateral Obligation, the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments); provided that for all purposes other than the determination of the S&P Recovery Rate for such Collateral Obligation, a Collateral Obligation described in clause (i) or (ii) above which either contains a cross-default or cross-acceleration provision to, or is pari passu with, another loan of the underlying obligor which contains both an Incurrence Covenant and a Maintenance Covenant will be deemed not to be a Cov-Lite Loan.

“Credit Improved Obligation”: Any Collateral Obligation that in the Collateral Manager’s commercially reasonable business judgment has significantly improved in credit quality from the condition of its credit at the time of purchase which judgment may (but need not) be based on one or more of the following facts:

Section 12.2(j) but would not constitute a Defaulted Obligation pursuant to the definition thereof, (ii) is senior to the related Collateral Obligation and (iii) does not have an S&P Recovery Rating, the lower of the Market Value and 75% of the par value of such Permitted Collateral Obligation.

“Deferrable Obligation”: A Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest; provided that, for all purposes other than clause (xvi) of the Concentration Limitations, the foregoing shall include any Permitted Deferrable Obligation.

“Deferred Interest”: With respect to the Class C Notes and the Class D Notes, the meaning specified in Section 2.7(a).

“Deferring Obligation”: A Deferrable Obligation that is paying an amount of cash interest that is less than ~~LIBOR~~the Benchmark as of such date of determination and that is currently deferring the payment of the cash interest due thereon and (i) with respect to Collateral Obligations that have an S&P Rating of at least “BBB-,” has been so deferring the payment of cash interest due thereon for twelve consecutive months or has deferred payments of interest in an amount equal to two periodic payments, and (ii) with respect to Collateral Obligations that have an S&P Rating of “BB+” or below, has been so deferring the payment of interest for six consecutive months or deferred payments of interest in an amount equal to one periodic interest payment, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Drawdown Collateral Obligation”: A Collateral Obligation that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery”: The taking of the following steps:

(i)            in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the underlying loan is represented by an Instrument,

(a)	causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(b)	causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(c)	causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

“Designated Maturity”: Three months; provided that, ~~(i) with respect to the period (x) from and including the Closing Date to but excluding the First Interest Determination End Date, the Designated Maturity shall be interpolated between one and two months and (y) from and including the First Interest Determination End Date to but excluding the first Payment Date, the Designated Maturity shall be three months and (ii)~~ in connection with any Refinancing upon a redemption of the Secured Notes in whole, but not in part, solely with respect to the first Interest Accrual Period following the related Redemption Date, the Designated Maturity of the replacement securities issued in connection with such Refinancing will be determined by the Collateral Manager in connection with such Refinancing.

“Designated Principal Proceeds”: The meaning set forth in Section 10.2(h).

“Designated Unused Proceeds”: The meaning set forth in Section 10.3(c).

“Determination Date”: The last day of each Collection Period and, for the purposes of determining whether Interest Proceeds and Principal Proceeds can be transferred to the Payment Account and applied pursuant to the Priority of Payments in connection with a Redemption Distribution Date, the Business Day preceding such Redemption Distribution Date.

“DIP Collateral Obligation”: A loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens.

“Discount Obligation”: In the case of any Collateral Obligation forming part of the Assets that was purchased (as determined without averaging prices of purchases on different dates) for less than (a) 85% of its outstanding principal balance, if such Collateral Obligation has an S&P Rating lower than “B-,” or (b) 80% of its outstanding principal balance, if such Collateral Obligation has an S&P Rating of “B-” or higher; provided that (x) such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value determined for such Collateral Obligation on each day during any period of 30 consecutive days since the acquisition by the Issuer of such Collateral Obligation equals or exceeds 90% of its outstanding principal balance; (y) any Collateral Obligation that would otherwise be considered a Discount Obligation, but that is purchased in accordance with the Investment Criteria with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase will not be considered to be a Discount Obligation, so long as such purchased Collateral Obligation (A) is purchased or committed to be purchased within ten Business Days of such sale and (B) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) not less than 65% of its outstanding principal balance and (C) is purchased at a purchase price (expressed as a percentage of the par amount of such Collateral Obligation) equal to or greater than the sale price of the sold Collateral Obligation; and (z) clause (y) above in this proviso shall not apply to any such Collateral Obligation at any time on or after the acquisition by the Issuer of such Collateral Obligation if, as determined at the time of such acquisition, such application would result in (A) more than 5% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied (or more than 2.5% of the Collateral Principal Amount consisting of Collateral Obligations to which such clause (y) has been applied if the purchase price of the Collateral Obligation is less than 75% of the outstanding principal balance thereof) or (B)

“Exercise Notice”: The meaning specified in Section 9.8.

“Expense Reserve Account”: The trust account established pursuant to Section 10.3(d).

“Facility Size”: With respect to any credit facility on any date of determination, the maximum aggregate principal amount of indebtedness for borrowed money that is or, in accordance with commitments to extend additional credit, may become outstanding under the term loan agreement, revolving loan agreement or other similar credit agreement that governs such credit facility; provided that, for this purpose, such aggregate principal amount shall include deposits and reimbursement obligations arising from drawings pursuant to letters of credit and other similar instruments.

“Failed Optional Redemption”: Any announced Optional Redemption (i) with respect to which notice of redemption has been given pursuant to Section 9.4, (ii) such notice is no longer capable of being withdrawn pursuant to Section 9.4(c), and (iii) the Issuer has insufficient funds to pay the Redemption Prices due and payable on the Secured Notes in respect of such announced Optional Redemption on the related Redemption Date in accordance with the Priority of Payments.

“Fallback Rate”: The reference rate (which may include a Base Rate Modifier and, if applicable, the methodology for calculating such reference rate) determined by the Collateral Manager based on (1) a quarterly rate acknowledged as a standard replacement in the leveraged loan market ~~for Libor~~ by the Loan Syndications and Trading Association® or (2) if 50% or more of the Assets are quarterly pay Floating Rate Obligations, the rate that is consistent with the reference rate most commonly being used in (x) the quarterly pay Floating Rate Obligations included in the Collateral Obligations or (y) the floating quarterly rate securities issued in the new issue collateralized loan obligation market in the prior month that bear interest based on a reference rate other than ~~Libor~~Term SOFR; provided, that if at any time when the Fallback Rate is effective the Collateral Manager notifies the Issuer, the Trustee and the Calculation Agent that any Alternative Rate can be determined by the Collateral Manager, then the Fallback Rate shall be replaced with such Alternative Rate commencing with the Interest Accrual Period immediately succeeding the Interest Accrual Period during which the Collateral Manager provides such notification.

“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any fiscal or regulatory legislation, guidance notes, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Basis Amount”: As of any date of determination, the sum of (a) the Collateral Principal Amount, (b) without duplication, the aggregate outstanding principal balance of all Defaulted Obligations, Permitted Collateral Obligations and Equity Securities that are debt obligations and (c) the aggregate amount of all Principal Financed Accrued Interest.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements”: The meaning specified in Section 9-102(a)(39) of the UCC.

“First Interest Determination End Date”: April 15, 2021

“First-Lien Last-Out Loan”: A Collateral Obligation that is a Senior Secured Loan that, prior to an event of default under the applicable Underlying Instruments, is entitled to receive payments pari passu with other senior secured loans of the same Obligor, but following an event of default under the applicable Underlying Instruments, such Collateral Obligation becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full.

“Fixed Rate Notes”: Any notes issued under this Indenture that bear a fixed rate of interest.

“Fixed Rate Obligation”: Any Collateral Obligation that bears a fixed rate of interest.

“Floating Rate Notes”: All of the Secured Notes other than any Fixed Rate Note.

“Floating Rate Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on a reference rate and (b) that provides that such reference rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the reference rate for the applicable interest period for such Collateral Obligation.

“Floating Rate Obligation”: Any Collateral Obligation that bears a floating rate of interest.

“FRB”: The meaning specified in the definition of the terms “Deliver”, “Delivered” or “Delivery”.

“Funded Amount”: The aggregate principal amount of the Class D Notes funded in each Unfunded Class Funding (as distinct from the funding price thereof expressed as a percentage of such principal amount), as specified in each Unfunded Class Funding Notice and adjusted to reflect the failure of any Holder of Notes of the Unfunded Class to fund its pro rata share of the Unfunded Class.

“Funding Blackout Period”: With respect to any Payment Date, the period beginning on, and including, the earlier of the Determination Date for such Payment Date and 5 Business Days prior to the applicable Record Date for the Class D Notes to be funded, and ending on such Payment Date.

“Funding Date”: The date of any Unfunded Class Funding, which date shall only occur during the Reinvestment Period; provided that no Funding Date shall occur during a Funding Blackout Period.

“Funding Date Payment”: With respect to the proceeds of an Unfunded Class Funding, the payment to the holders of the Subordinated Notes of any portion of such proceeds designated for application as a “Funding Date Payment” in the Unfunded Class Funding Notice.

“GAAP”: The meaning specified in Section 6.3(j).

C = Interest due and payable on the Secured Notes of such Class or Classes and each Class of Secured Notes that rank senior to or pari passu with such Class or Classes (excluding Deferred Interest but including any interest on Deferred Interest with respect to the Class C Notes and the Class D Notes) on such Payment Date.

“Interest Coverage Test”: The test that is satisfied with respect to any Class or Classes of Secured Notes as of any date of determination on, or subsequent to, the Determination Date occurring immediately prior to the second Payment Date, if (i) the Interest Coverage Ratio for such Class or Classes on such date is at least equal to the Required Interest Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes are no longer outstanding.

“Interest Determination Date”: ~~(a) With respect to the first Interest Accrual Period (x) for the period from and including the Closing Date to but excluding the First Interest Determination End Date, the second London Banking Day preceding the Closing Date and (y) for the period from and including the First Interest Determination End Date to but excluding the first Payment Date, the second London Banking Day preceding the First Interest Determination End Date and (b) with~~With respect to each Interest Accrual Period ~~thereafter~~, the second ~~London Banking~~U.S. Government Securities Business Day preceding the first day of each Interest Accrual Period ~~and (c) any Interest Accrual Period in which the Interest Rate is not LIBOR, as determined at the time of the relevant Benchmark Transition Event and its related Benchmark Replacement Date~~; provided that, in connection with any Refinancing upon a redemption of the Secured Notes in whole, but not in part, solely with respect to the first Interest Accrual Period following the related Redemption Date, the Interest Determination Date for the replacement securities issued in connection with such Refinancing will be determined by the Collateral Manager in connection with such Refinancing.

“Interest Proceeds”: With respect to any Collection Period or Determination Date, without duplication, the sum of:

(i)            all payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest;

(ii)            all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds;

(iii)            all amendment and waiver fees, late payment fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation if after such a lengthening, the Weighted Average Life Test is not satisfied or (b) except with respect to call premiums or prepayment fees, the reduction of the par amount of the related Collateral Obligation, in each case, as determined by the Collateral Manager with notice to the Trustee and the Collateral Administrator;

Issuer’s purchase price for such Permitted Collateral Obligation (II) the Defaulted Obligation Balance of such Permitted Collateral Obligation and (B) and the Principal Balance of any exchanged obligation (as of the earliest date on which such obligation became an Equity Security, a Credit Risk Obligation or a Defaulted Obligation, as applicable) and then (y) Interest Proceeds thereafter; provided further that capitalized interest shall not constitute Interest Proceeds; provided further that any amounts received by the Issuer with respect to equity securities or Permitted Collateral Obligations that are acquired with Principal Proceeds pursuant to Section 10.2(d) will constitute Principal Proceeds until 100% of such Principal Proceeds used to acquire such asset have been recovered. Notwithstanding the foregoing, the Collateral Manager may designate in its discretion (to be exercised on or before the related Determination Date), on any date after the first Payment Date, that any portion of Interest Proceeds in a Collection Period be deemed to be Principal Proceeds so long as the Collateral Manager believes that such designation will not result in an Event of Default pursuant to clause (a) of the definition thereof on the next succeeding Payment Date. For the avoidance of doubt, under no circumstances will Interest Proceeds include any Margin Stock held by the Issuer or any interest earned thereon.

“Interest Rate”: With respect to each Class of Secured Notes, the per annum stated interest rate payable on such Class with respect to each Interest Accrual Period equal to the rate specified in Section 2.3 or, in the case of the Notes of the Unfunded Class, such lower rated specified in the Unfunded Class Funding Notice.

“Interest Reserve Account”: The account established pursuant to Section 10.3(f).

“Interest Reserve Amount”: U.S.$500,000.

“Interpolated Screen Rate”: The rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available or can be obtained) which is less than the Designated Maturity and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available or can be obtained) which exceeds the Designated Maturity. For purposes of determining the Interpolated Screen Rate for a period of less than one month, the "Screen Rate" shall be deemed to include overnight SOFR as published on the Federal Reserve Bank of New York's website.

“Intervening Event”: With respect to any Trading Plan, the prepayment of any Collateral Obligation included in such Trading Plan or any change in any characteristic of any Collateral Obligation (or the obligor thereof) relevant to any Investment Criteria, in each case to the extent beyond the Issuer’s or the Collateral Manager’s control, so long as no other Collateral Obligation (or the obligor thereof) included in such Trading Plan had any change in any characteristic relevant to any Investment Criteria since the first day of the related Trading Plan Period.

“Investment Advisers Act”: The Investment Advisers Act of 1940, as amended.

“Investment Criteria”: The criteria specified in Section 12.2(a).

“Investment Criteria Adjusted Balance”: With respect to each Collateral Obligation, the outstanding principal balance of such Collateral Obligation; provided that the Investment Criteria Adjusted Balance of any:

(i)	Deferring Obligation will be the S&P Collateral Value of such Deferring Obligation;

(ii)	Defaulted Obligation will be the S&P Collateral Value of such Defaulted Obligation;

(iii)	Discount Obligation, will be the product of the (x) purchase price (expressed as a percentage of par) and (y) the principal balance of such Collateral Obligation;

(iv)	Long-Dated Obligation will equal its applicable Long-Dated Obligation Amount; and

(v)	Collateral Obligation included in the CCC Excess will be the Market Value of such Collateral Obligation;

provided further that the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Deferring Obligation, Defaulted Obligation, Long-Dated Obligation or Discount Obligation and/or is included in the CCC Excess will be the lowest amount determined pursuant to clauses (i) – (v) above.

“IRS”: The U.S. Internal Revenue Service.

“Issuer”: The Person named as such on the first page of this Indenture until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Order” and “Issuer Request”: A written order or request (which may be a standing order or request) dated and signed in the name of the Issuer or by a Responsible Officer of the Issuer or the Issuer or by the Collateral Manager by a Responsible Officer thereof, on behalf of the Issuer. An order or request provided in a facsimile, email or other electronic communication by a Responsible Officer of the Issuer or the Issuer or by a Responsible Officer of the Collateral Manager on behalf of the Issuer shall constitute an Issuer Order, in each case except to the extent the Trustee requests otherwise.

“Issuer’s Website”: The internet website of the Issuer, initially located at www.structuredfn.com, access to which is limited to S&P and NRSRO’s that have provided an NRSRO Certification.

“Junior Class”: With respect to a particular Class of Notes, each Class of Notes that are subordinated to such Class, as indicated in Section 2.3.

“Junior Mezzanine Notes”: The meaning specified in Section 2.4(a).

“Knowledgeable Employee”: The meaning set forth in Rule 3c-5(a)(4) promulgated under the 1940 Act.

“Libor”: The London interbank offered rate.

~~“LIBOR”: With respect to the Floating Rate Notes for (i) the period from and including the Closing Date to but excluding the First Interest Determination End Date, (ii) the period from and including the First Interest Determination End Date to the first Payment Date and (iii) any subsequent Interest Accrual Period, the greater of (a) 0.0% and (b) (I) the rate appearing on the Reuters Screen (the “Screen Rate”) for deposits with a term of the Designated Maturity, (II) if the rate referred to in clause (I) is temporarily or permanently unavailable or cannot be obtained from the Reuters Screen for such Designated Maturity, the Interpolated Screen Rate or (III) if such rate cannot be determined under clauses (I) or (II), LIBOR shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London market selected by the Calculation Agent after consultation with the Collateral Manager (the “Reference Banks”) at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period approximately equal to such Interest Accrual Period (or, for each calculation during the first Interest Accrual Period, the related portion thereof) and an amount approximately equal to the aggregate outstanding principal amount of the applicable Floating Rate Notes. The Calculation Agent will request the principal London office of each Reference Bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR shall be the arithmetic mean of such quotations (rounded upward to the next higher 1/100 of a percent). If fewer than two quotations are provided as requested, LIBOR with respect to such Interest Accrual Period (or portion thereof, in the case of the first Interest Accrual Period) will be the arithmetic mean of the rates quoted by three major banks in New York, New York selected by the Calculation Agent after consultation with the Collateral Manager at approximately 11:00 a.m., New York Time, on such Interest Determination Date for loans in U.S. Dollars to leading European banks for a term approximately equal to such Interest Accrual Period (or, in the case of the period from and including the Closing Date to but excluding the First Interest Determination End Date, or the period from and including the First Interest Determination End Date to but excluding the first Payment Date, the related portion thereof) and an amount approximately equal to the aggregate outstanding principal amount of the Floating Rate Notes. If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR will be LIBOR as determined on the previous Interest Determination Date. “LIBOR,” when used with respect to a Collateral Obligation, means the “libor” rate determined in accordance with the terms of such Collateral Obligation. Notwithstanding anything in the foregoing, if at any time while any Floating Rate Notes are outstanding a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, then the Collateral Manager (on behalf of the Issuer) may select (with notice to the Trustee, the Calculation Agent and the Collateral Administrator) an alternative rate, including any applicable spread adjustments thereto (the “Alternative Rate”) that in its commercially reasonable judgment is consistent with the successor for LIBOR, which is, as certified to the Issuer and the Trustee, (x) Daily Simple SOFR, Compounded SOFR, Term SOFR or any other rate or any other rate proposed or recommended by the LSTA or ARRC as the successor for LIBOR with respect to loans or (y) expected to be used in the quarterly pay Floating Rate Obligations included in the Assets or the new issue collateralized loan obligation market and all references herein to “LIBOR” will mean such Alternative Rate selected by the Collateral Manager. If at any time while any Floating Rate Notes are Outstanding, LIBOR ceases to exist or be reported and the Collateral Manager has not determined an Alternative Rate in accordance with the foregoing, at the direction of the Collateral Manager (by notice to the Issuer, the Trustee (who shall forward such notice to the Holders) and the Calculation Agent) and without a supplemental indenture, the Alternative Rate with respect to the Floating Rate Notes shall be the Fallback Rate. Notwithstanding anything to the contrary in this Indenture, neither the Calculation Agent nor the Trustee shall have any responsibility or liability for determining or selecting an Alternative Rate or a Fallback Rate (including, without limitation, any Base Rate Modifier or any other modifier thereto) as a successor or replacement benchmark to LIBOR (including whether any such rate is an Alternative Rate or a Fallback Rate or whether a Benchmark Replacement Date or a Benchmark Transition Event has occurred, or any other conditions to the designation of such rate have been satisfied) and shall be entitled to rely upon any designation of such a rate (and any Base Rate Modifier) by the Collateral Manager. Notwithstanding anything herein, LIBOR (including any Alternative Rate or Fallback Rate) with respect to the Floating Rate Notes shall in no event be calculated below 0.0%.~~

~~“LIBOR Floor Obligation”: As of any date of determination, a Floating Rate Obligation (a) the interest in respect of which is paid based on a London interbank offered rate and (b) that provides that such London interbank offered rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the London interbank offered rate for the applicable interest period for such Collateral Obligation.~~

“Lien”: Any grant of a security interest in, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing (including any UCC financing statement or any similar instrument filed against a Person’s assets or properties).

“Listed Notes”: The Notes specified as such in Section 2.3.

“Loan”: Any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

~~“London Banking Day”: A day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.~~

“Long-Dated Obligation”: Any Collateral Obligation (or portion thereof) with a maturity later than the earliest Stated Maturity of the Secured Notes (including, for the avoidance of doubt, any Permitted Maturity Obligation).

“Long-Dated Obligation Amount”: As of any date of determination, for each Long-Dated Obligation, an amount equal to the lower of (i) the Market Value of such Long-Dated Obligation and (ii) the product of the Principal Balance of such Long-Dated Obligation multiplied by 70%.

“LSTA”: The Loan Syndications and Trading Association®, together with any successor organization.

“Maintenance Covenant”: A covenant by any borrower to comply with one or more financial covenants during each reporting period, whether or not such borrower has taken any specified action and includes a covenant that applies only when the related Loan is funded, regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan.

“Majority”: With respect to any Class or Classes of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes, as applicable.

“Permitted Deferrable Obligation”: Any Deferrable Obligation that (or the Underlying Instruments of which) carries a current cash pay interest rate of not less than (a) in the case of a Floating Rate Obligation, ~~LIBOR~~the Benchmark plus 1.00% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years.

“Permitted Liens”: With respect to the Assets: (i) security interests, liens and other encumbrances created pursuant to the Transaction Documents, (ii) with respect to agented Collateral Obligations, security interests, liens and other encumbrances in favor of the lead agent, the Trustee or the paying agent on behalf of all holders of indebtedness of such Obligor under the related facility, (iii) with respect to any Equity Security, any security interests, liens and other encumbrances granted on such Equity Security to secure indebtedness of the related Obligor and/or any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Issuer as the holder of equity in such Obligor and (iv) security interests, liens and other encumbrances, if any, which have priority over first priority perfected security interests in the Collateral Obligations or any portion thereof under the UCC or any other applicable law.

“Permitted Maturity Obligation”: A Loan that at both the time of initial acquisition by the Issuer and as of the most recent Measurement Date matures after the earliest Stated Maturity (but no later than two years following such Stated Maturity) of the Secured Notes.

“Permitted Non-Loan Assets”: Secured bonds and senior secured notes issued by a corporation, limited liability company, partnership, trust or similar business entity.

“Permitted Offer”: An Offer (i) pursuant to the terms of which the offeror offers to acquire a debt obligation (including a Collateral Obligation) in exchange for consideration consisting solely of Cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest and (ii) as to which the Collateral Manager has determined in its reasonable commercial judgment that the offeror has sufficient access to financing to consummate the Offer.

“Permitted Use”: With respect to any amount on deposit in the Supplemental Reserve Account, any of the following uses: (i) the transfer of the applicable portion of such amount to the Collection Account for application as Principal Proceeds; provided that amounts designated as Principal Proceeds pursuant to this clause (i) shall not be redesignated as Interest Proceeds; (ii) the repurchase or prepayment of Secured Notes of any Class through a tender offer, in the open market, or in a private negotiated transaction (in each case, subject to applicable law and the provisions of Section 9.7); (iii) the purchase of assets pursuant to Section 12.2(h); (iv) after the Non-Call Period, to pay expenses or other amounts due in connection with an Optional Redemption and (v) any other application or purpose not specifically prohibited by this Indenture.

“Person”: An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Redemption Date”: Any Business Day specified for a redemption of Notes pursuant to Article IX (other than a mandatory redemption pursuant to Section 9.1).

“Redemption Distribution Date”: The meaning set forth in Section 9.2(j).

“Redemption Distribution Direction”: The meaning set forth in Section 10.7(j).

“Redemption Price”: (a) For the Secured Notes of each class to be redeemed, (x) 100% of the Aggregate Outstanding Amount of such Secured Notes, plus (y) accrued and unpaid interest thereon (including any defaulted interest and any accrued and unpaid interest thereon and any Deferred Interest and any accrued and unpaid interest thereon) to but excluding the Redemption Date or Re-Pricing Date, as applicable, and (b) for each Subordinated Note, (x) if such Subordinated Note is being redeemed in connection with a liquidation of Assets, its proportional share (based on the outstanding principal amount of such Subordinated Note) of the amount of the proceeds of the Assets remaining after giving effect to the Optional Redemption, Tax Redemption or Clean-Up Call Redemption of the Secured Notes in whole or after all of the Secured Notes has been repaid in full and payment in full of (and/or creation of a reserve for) all expenses (including all Aggregate Collateral Management Fees and Administrative Expenses) of the Issuer or (y) if such Subordinated Note is being redeemed upon the occurrence of a Refinancing of all of the Secured Notes, the applicable Subordinated Note Redemption Price; provided that, in connection with any Re-Pricing, Tax Redemption, Optional Redemption or Clean-Up Call Redemption of the Secured Notes in whole, holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may elect to receive less than 100% of the Redemption Price that would otherwise be payable to the holders of such Class of Secured Notes, and such price shall be the “Redemption Price”.

~~“Reference Banks”: The meaning specified in the definition of “LIBOR”.~~

“Refinancing”: A loan or an issuance of replacement securities, whose terms in each case will be negotiated by the Collateral Manager on behalf of the Issuer, from one or more financial institutions or purchasers to refinance the Notes in connection with an Optional Redemption.

“Refinancing Proceeds”: The Cash proceeds from a Refinancing.

“Refinancing Rate Condition”: With respect to any Refinancing in part by Class of one or more Classes of Secured Notes, a condition that is satisfied for the related Notes that is to be refinanced by the related replacement obligations when: (x) the obligations providing the Refinancing shall have the same or lower spread over ~~LIBOR~~the Benchmark as the Class or Classes of Secured Notes subject to such Refinancing (measured as of the date of such Refinancing), if both the obligations providing the Refinancing and the Class or Classes of Secured Notes subject to such Refinancing are Floating Rate Notes, (y) the obligations providing the Refinancing shall have the same or lower Interest Rate as the Class or Classes of Secured Notes subject to such Refinancing (measured as of the date of such Refinancing), if both the obligations providing the Refinancing and the Class or Classes of Secured Notes subject to such Refinancing are Fixed Rate Notes or (z) the interest rate of the replacement obligations does not exceed the weighted average interest rate of the Secured Notes subject to such Refinancing; provided that a Class of Floating Rate Note may be refinanced with a Class of Fixed Rate Note and a Class of Fixed Rate Note may be refinanced with a Class of Floating Rate Note if, in the Collateral Manager’s reasonable business judgment, the interest payable on the replacement obligations providing the Refinancing is anticipated to be lower than the interest that would have been payable in respect of the Class or Classes being redeemed (determined on a weighted average basis over the expected life of such Class or Classes) if such Refinancing had not occurred; provided further that, in the case of a Refinancing of the Class A Notes, the Class B Notes and/or the Class C Notes, the S&P Rating Condition shall be satisfied with respect to each Class of Rated Notes that remains Outstanding and is not subject to such Refinancing if the obligations providing the Refinancing with respect to the Class A Notes, the Class B Notes and/or the Class C Notes have a higher spread over ~~LIBOR~~the Benchmark than the corresponding Class or Classes of Secured Notes subject to such Refinancing, as applicable.

“Regional Diversity Measure”: As of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P region classification, obtained by dividing (i) the aggregate outstanding principal balance at such time of all Collateral Obligations (other than Defaulted Obligations) issued by Obligors that belong to such S&P region classification by (ii) the aggregate outstanding principal balance at such time of all Collateral Obligations (other than Defaulted Obligations).

“Register” and “Registrar”: The respective meanings specified in Section 2.5(a).

“Registered”: In registered form for U.S. federal income tax purposes (or in registered or bearer form if not a “registration-required obligation” as defined in Section 163(f)(2)(A) of the Code).

“Registered Investment Adviser”: A Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Investment Advisers Act.

“Regulation S”: Regulation S, as amended, under the Securities Act.

“Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Reinvestment Balance Criteria”: Criteria that shall be satisfied if, excluding Collateral Obligations being sold but including, without duplication, the Collateral Obligations being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligations, either (1) the Investment Criteria Adjusted Balance is maintained or increased, (2) the Collateral Principal Amount is greater than or equal to the Reinvestment Target Par Balance or (3) the Aggregate Principal Balance of the Collateral Obligations and Eligible Investments constituting Principal Proceeds is maintained or increased.

“Reinvestment Period”: The period from and including the Closing Date to and including the earliest of (i) the Payment Date in April 2025, (ii) the date of the acceleration of the maturity of any Class of Secured Notes pursuant to Section 5.2 and (iii) (A) an Optional Redemption in whole from Sale Proceeds and/or Contributions of Cash pursuant to Section 9.2(a) and (B) a redemption in whole of the Subordinated Notes pursuant to Section 9.2(c), in each case, in connection with which all Assets are sold.

or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party (which may contain contact information including an email address) as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Restricted Notes”: (i) The Class D Notes, unless and until the Issuer has obtained written advice from Dechert LLP or an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that the Class D Notes will be characterized as indebtedness for U.S. federal income tax purposes, and (ii) the Subordinated Notes.

“Restricted Trading Period”: Each day during which, both: (i) (A) S&P’s rating of the Class A Notes (if then Outstanding) is one or more subcategories below its initial rating thereof or has been withdrawn (unless it has been reinstated) or (B) S&P’s rating of the Class B Notes, the Class C-1 Notes or the Class C-2 Notes is two or more subcategories below its initial rating thereof or has been withdrawn (unless it has been reinstated); and (ii) after giving effect to the applicable sale and reinvestment in Collateral Obligations, the sum of the Aggregate Principal Balance of all Collateral Obligations (excluding the Collateral Obligations being sold) and all Eligible Investments constituting Principal Proceeds (including, without duplication, the net proceeds of any such sale) is less than the Reinvestment Target Par Balance; provided however that a Majority of the Controlling Class may elect to waive the Restricted Trading Period, which waiver will remain in effect until the earlier of (A) revocation of such waiver by a Majority of the Controlling Class and (B) further downgrade or withdrawal of the rating of the Class A Notes, the Class B Notes, the Class C-1 Notes or the Class C-2 Notes; provided, further that for purposes of determining clauses (i) and (ii) above, to the extent any such Class of Secured Notes are on credit watch by S&P with positive implication at the time of such determination, then such rating will be treated as being one rating subcategory above its rating on such day.

“Retained Amount”: The meaning specified in the definition of “E.U./U.K. Retained Interest”.

“Retention Holder”: Golub Capital BDC 3 CLO 1 Depositor LLC, in its capacity as U.S. Retention Provider and the entity that will hold the Retained Amount.

“Retention Holder Master Loan Sale Agreement”: An agreement, dated as of the Closing Date, among the BDC, as seller, the Retention Holder, as intermediate seller, and the Issuer, as buyer.

~~“Reuters Screen”: The rates for deposits in dollars which appear on the Reuters Screen LIBOR01 Page (or such other page that may replace that page on such service for the purpose of displaying comparable rates) on the Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, on the Interest Determination Date.~~

“Revolver Funding Account”: The account established pursuant to Section 10.4.

“Revolving Collateral Obligation”: Any Collateral Obligation (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans,

the Class A Notes are no longer Outstanding, the most senior Class of Secured Notes Outstanding) equals or exceeds the Weighted Average S&P Recovery Rate for such Class chosen by the Collateral Manager and the Weighted Average Floating Spread equals or exceeds the Weighted Average Floating Spread chosen by the Collateral Manager.

“S&P CDO Monitor Benchmarks”: The S&P Weighted Average Rating Factor, the Default Rate Dispersion, the Obligor Diversity Measure, the Industry Diversity Measure, the Regional Diversity Measure and the S&P Weighted Average Life.

“S&P CDO Monitor Election Date”: The meaning specified in Section 7.18(f).

“S&P CDO Monitor Election Period”: Any date on and after an S&P CDO Monitor Election Date so long as no S&P CDO Formula Election Date has occurred since such S&P CDO Monitor Election Date.

“S&P CDO Monitor Non-Model Adjustments”: For purposes of determining compliance with the S&P CDO Monitor Test in connection with the Effective Date Report, (a) the Aggregate Funded Spread will be calculated without giving effect to clause (ii) in the second paragraph thereof and each ~~LIBOR~~Floating Rate Floor Obligation will be assumed to bear interest at a rate equal to the stated interest rate spread over the ~~LIBOR-based~~Term SOFR-based index for such Collateral Obligation and (b) any Principal Proceeds that may be designated by the Collateral Manager as Interest Proceeds will be excluded from the Collateral Principal Amount in the calculation of the Adjusted Class Break-even Default Rate.

“S&P CDO Monitor Test”: The test that is satisfied on any date of determination on and after the Effective Date (and, during any S&P CDO Monitor Election Period, following receipt by the Collateral Manager of the Class Break-even Default Rates for each S&P CDO Monitor input file (in accordance with the definition of “Class Break-even Default Rate”)) if, after giving effect to the sale of a Collateral Obligation or the purchase of a Collateral Obligation, the Class Default Differential of the Proposed Portfolio with respect to the Class A Notes (or, if the Class A Notes are no longer Outstanding, the most senior Class of Secured Notes Outstanding) is positive. The S&P CDO Monitor Test will be considered to be improved if each Class Default Differential of the Proposed Portfolio with respect to the Class A Notes (or, if the Class A Notes are no longer Outstanding, the most senior Class of Secured Notes Outstanding) is greater than the corresponding Class Default Differential of the Current Portfolio.

“S&P Collateral Value”: With respect to any Defaulted Obligation or Deferring Obligation, the lesser of (i) the S&P Recovery Amount of such Defaulted Obligation or Deferring Obligation, as of the relevant Measurement Date and (ii) the Market Value of such Defaulted Obligation or Deferring Obligation as of the relevant Measurement Date.

“S&P Distressed Exchange Offer”: An offer by the issuer of a Collateral Obligation to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one or more of its outstanding debt obligations for cash, or any combination thereof; provided that, an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered an S&P Distressed Exchange Offer.

Collateral Obligation (determined in accordance with the assumptions specified in Section 1.3 hereof) after the related Cut-Off Date, as adjusted pursuant to the terms of the related Underlying Instruments.

“Screen Rate”: The meaning specified in the definition of “~~LIBOR~~Benchmark”.

“Second Lien Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral but subject to exceptions for customary permitted liens) to a Senior Secured Loan of the obligor; and (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the Loan in accordance with its terms and to repay all other Loans of equal or higher seniority secured by a lien or security interest in the same collateral.

“Secured Noteholders”: The Holders of the Secured Notes.

“Secured Notes”: The Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes.

“Secured Obligations”: The meaning specified in the Granting Clauses.

“Secured Parties”: The meaning specified in the Granting Clauses.

“Securities Account Control Agreement”: The Securities Account Control Agreement dated as of the Closing Date between the Issuer, the Trustee and Deutsche Bank Trust Company Americas, as custodian.

“Securities Act”: The United States Securities Act of 1933, as amended.

“Securities Intermediary”: The meaning specified in Section 8-102(a)(14) of the UCC.

“Securitization Regulation”: The meaning specified in the definition of “E.U. Securitization Laws”.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Selling Institution”: The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

“Senior Secured Loan”: Any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan; and (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow

Notwithstanding anything in this Indenture, the Collateral Manager shall give the Trustee prompt written notice of the occurrence of a Tax Event upon its discovery thereof. Until the Trustee receives written notice from the Collateral Manager or otherwise, the Trustee shall not be deemed to have notice or knowledge to the contrary.

“Tax Jurisdiction”: A sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including, by way of example, the Cayman Islands, Ireland, Bermuda, Curaçao, St. Maarten and the Channel Islands).

“Tax Matters Partner”: The meaning specified in Section 7.17(k).

“Tax Redemption”: The meaning specified in Section 9.3(a).

“Temporary Regulation S Global Secured Note”: The meaning specified in Section 2.2(b)(i).

“Term SOFR” means the forward-looking term rate for the ~~Corresponding Tenor~~Designated Maturity based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Term SOFR Administrator": The CME Group Benchmark Administration Limited or a successor administrator of the rate currently identified as "3 Month CME Term SOFR", as applicable.

"Term SOFR Reference Rate": The forward-looking term rate based on SOFR, as such rate is published by the Term SOFR Administrator on the Term SOFR Source.

"Term SOFR Source": The CME Market Data Platform (or any alternative source designated by CME Group Benchmark Administration Limited, as administrator of Term SOFR, from time to time) for the rate currently identified as "3 Month CME Term SOFR."

“Third Party Credit Exposure”: As of any date of determination, the sum (without duplication) of the outstanding Principal Balance of each Collateral Obligation that consists of a Participation Interest.

“Third Party Credit Exposure Limits”: Limits that shall be satisfied if the Third Party Credit Exposure with counterparties having the ratings below from S&P do not exceed the percentage of the Collateral Principal Amount specified below:

S&P’s credit rating of Selling Institution	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	10%	10%
A+	5%	5%

“Unsecured Loan”: A senior unsecured Loan obligation of any Person which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor under such Loan.

"U.S. Government Securities Business Day": Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the Securities Industry and Financial Markets Association website.

“U.S. Person” and “U.S. person”: The meanings specified in Regulation S.

“U.S. Retention Interest”: The “eligible horizontal residual interest” offset, transferred and allocated to the U.S. Retention Provider by the Collateral Manager (as the “sponsor” for purposes of the U.S. Risk Retention Rules).

“U.S. Retention Provider”: On the Closing Date, Golub Capital BDC 3 CLO 1 Depositor LLC, and thereafter any successor, assignee or transferee thereof or any Person permitted under the U.S. Risk Retention Rules to hold the U.S. Retention Interest.

“U.S. Risk Retention Rules”: The federal interagency credit risk retention rules, codified at 17 C.F.R. part 246.

“Volcker Rule”: Section 13 of the Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Coupon”: As of any Measurement Date, the number obtained by dividing:

(a)            the amount equal to the Aggregate Coupon; by

(b)            an amount equal to the aggregate outstanding principal balance of all Fixed Rate Obligations as of such Measurement Date.

“Weighted Average Floating Spread”: As of any Measurement Date, the number obtained by dividing: (a) the amount equal to (A) the Aggregate Funded Spread plus (B) the Aggregate Unfunded Spread by (b) an amount equal to the aggregate outstanding principal balance of all Floating Rate Obligations as of such Measurement Date.

“Weighted Average Life”: On any date of determination with respect to any Collateral Obligation (other than any Defaulted Obligation), the number obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each such Collateral Obligation by (ii) the outstanding principal balance of such Collateral Obligation and (b) dividing such sum by the aggregate outstanding principal balance at such time of all Collateral Obligations (excluding any Defaulted Obligation); provided, that when determining the Weighted Average Life of the Collateral Obligations for the Weighted Average Life Test the Issuer and the Collateral Manager shall only take into account that portion of the aggregate outstanding principal balance

Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Section 2.3            Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of Secured Notes and Subordinated Notes that may be authenticated and delivered under this Indenture is limited to U.S.$426,850,000 aggregate principal amount of Notes (except for (i) Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.5, Section 2.6 or Section 8.5 of this Indenture or (ii) Additional Notes issued in accordance with Sections 2.13 and 3.2).

Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Notes

Class Designation	A	B	C-1	C-2	D2	Subordinated
Original Principal Amount	U.S. $224,000,000	U.S. $28,000,000	U.S. $36,000,000	U.S. $10,000,000	U.S. $28,000,000	U.S. $100,850,000
Stated Maturity	April 15, 2033	April 15, 2033	April 15, 2033	April 15, 2033	April 15, 2033	March 11, 2121
Interest Rate[1]	~~LIBOR~~ Benchmark + CSA+ 1.60%	~~LIBOR~~ Benchmark + CSA+ 1.85%	~~LIBOR~~ Benchmark + CSA+ 2.80%	3.91%	~~LIBOR~~ Benchmark + CSA+ 5.00%[3]	N/A
Credit Spread Adjustment (“CSA”)[4]	0.26161%	0.26161%	0.26161%	N/A	0.26161%	N/A
Fixed Rate Note	No	No	No	Yes	No	N/A
Floating Rate Note	Yes	Yes	Yes	No	Yes	N/A
Initial S&P Rating	“AAA(sf)”	“AA(sf)”	“A(sf)”	“A(sf)”	“BBB-(sf)”	N/A
Priority Classes	None	A	A, B	A, B	A, B, C	A, B, C, D
Pari Passu Classes	None	None	C-2	C-1	None	None
Junior Classes	B, C, D, Subordinated	C, D, Subordinated	D, Subordinated	D, Subordinated	Subordinated	None
Listed Notes	Yes	No	No	No	No	No
Interest Deferrable	No	No	Yes	Yes	Yes	N/A

1	The spread over ~~LIBOR~~the Benchmark for each Class of Secured Notes (other than the Class A Notes) is subject to reduction pursuant to Section 9.8.

2	On the Closing Date, the Issuer will issue the Unfunded Class (the Class D Notes) to the initial holder(s) thereof. The initial principal amount of the Class D Notes set forth in the table above is a notional amount representing the aggregate principal amount of the Class D Notes (the “Aggregate Unfunded Class Amount”) and is undrawn on and as of the Closing Date. On each Funding Date, the principal amount of the Class D Notes will be set forth in the Unfunded Class Funding Notice for such Funding Date; provided that no Unfunded Class Funding shall be permitted if after giving effect to such Unfunded Class Funding the Aggregate Funded Amount would exceed the Aggregate Unfunded Class Amount. The Class D Notes will not be “Outstanding” on the Closing Date, and except for purposes of transfers of Notes prior to the Funding Date (if any) will have an initial Aggregate Outstanding Amount of zero until such time as the applicable Funding Date (if any) occurs pursuant to Section 2.14.

3	The spread or fixed interest rate, as applicable, for the Class D Notes will be set in connection with the Funding Date (if any); provided that the spread or interest rate, as applicable, will not be greater than the spread or fixed interest rate specified above.

4	Initially, 0.26161% or such other spread adjustment applicable thereto as determined by the Collateral Manager in connection with the designation of an Alternative Rate.

The Secured Notes (other than the Class D Notes) shall be issued in minimum denominations of U.S.$250,000 and integral multiples of U.S.$1.00 in excess thereof. The Class D Notes will be issued in minimum denominations of U.S.$500,000 and integral multiples of U.S.$1.00 in excess thereof. The Subordinated Notes shall be issued in minimum denominations of U.S.$3,000,000 and integral multiples of U.S.$1.00 in excess thereof. Notes shall only be transferred or resold in compliance with the terms of this Indenture.

Section 2.4            Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one of its respective Officers. The signature of such Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at the time of execution the Officers of the Issuer shall bind the Issuer notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order (which shall be deemed to be provided upon delivery of such executed Notes), shall authenticate and deliver such Notes as provided herein and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current outstanding principal amount of the Notes so transferred, exchanged or replaced. If any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be

Section 2.13            Additional Issuance. (a) At any time within the Reinvestment Period (or, in the case of an issuance solely of additional Subordinated Notes or Junior Mezzanine Notes, at any time), the Issuer may, pursuant to a supplemental indenture in accordance with Section 8.1 hereof, issue (i) Additional Notes of each Class (on a pro rata basis with respect to each Class of Notes that are subordinate to the Class A Notes, except, that a larger proportion of Subordinated Notes may be issued) and/or (ii) additional Subordinated Notes and/or additional notes of any one or more new classes of notes that are fully subordinated to the existing Secured Notes (or to the most junior class of securities of the Issuer (other than the Subordinated Notes) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Notes and the Subordinated Notes is then outstanding) (such additional notes, “Junior Mezzanine Notes”) and use the proceeds to purchase additional Collateral Obligations or as otherwise permitted under this Indenture (including Permitted Uses); provided that the following conditions are met:

(i)              the Collateral Manager and the Retention Holder each consents to such issuance and such issuance is consented to by a Supermajority of the Subordinated Notes;

(ii)             the aggregate principal amount of Additional Notes of any Class issued in all additional issuances shall not exceed 100% of the respective original outstanding principal amount of the Notes of such Class;

(iii)            the terms of the Notes issued must be identical to the respective terms of previously issued Notes of the applicable Class (except that the interest due on additional Secured Notes will accrue from the issue date of such additional Secured Notes and that the spread over ~~LIBOR~~the Benchmark and prices of such Notes may be lower (but not higher) than those of the initial Notes of that Class) and such additional issuance shall not be considered a Refinancing hereunder;

(iv)            the net proceeds of the issuance of any additional Subordinated Notes and Junior Mezzanine Notes shall be deposited in the Supplemental Reserve Account and employed in connection with any Permitted Use; provided that this subclause (iv) shall only apply if such additional Subordinated Notes and Junior Mezzanine Notes are the only Notes included in such additional issuance;

(v)            unless only additional Subordinated Notes or Junior Mezzanine Notes are being issued, the S&P Rating Condition shall have been satisfied;

(vi)            the proceeds of any Additional Notes (net of fees and expenses incurred in connection with such issuance) shall be treated as Principal Proceeds, used to purchase additional Collateral Obligations or, solely in the case of (x) additional Subordinated Notes in excess of the amount of additional Subordinated Notes that would be on a pro rata basis with respect to each Class of Notes that are subordinate to the Class A Notes and (y) Junior Mezzanine Notes other than additional Subordinated Notes and Junior Mezzanine Notes, as another Permitted Use;

Rating Agency at least five Business Days prior to the proposed Funding Date. The terms of the Unfunded Class Funding Notice shall have been approved by a Majority of the Subordinated Notes with the consent of the Collateral Manager. The Unfunded Class Funding Notice shall specify (i) the CUSIP number (or equivalent identifier) and principal amount of the Unfunded Class to be funded (which shall be an amount equal to or less than the initial principal amount of the Unfunded Class), (ii) the spread over ~~LIBOR~~the Benchmark of the Unfunded Class (which shall be a spread or fixed rate of interest equal to or less than the respective spread specified in the table set forth in Section 2.3), (iii) the proposed Funding Date, (iv) the applicable Unfunded Class Non-Call Period (if any), (v) the amount of proceeds of the Funded Amount that shall constitute Interest Proceeds (if any), Principal Proceeds (if any) or a Funding Date Payment and (vi) information regarding the appropriate participant account with DTC to be credited; provided that any portion of proceeds attributable to accrued interest included in the Funded Amount shall be designated as Interest Proceeds. If a Funding Date Payment is directed to be made, the Trustee shall disburse the Funding Date Payment pro rata to the holders of the Subordinated Notes as of the applicable Record Date as soon as reasonably practicable, and in no event later than five Business Days after the applicable Funding Date. An Unfunded Class Funding shall be effective on the Funding Date specified in the applicable Funding Notice and upon receipt of the Funded Amount. With respect to any Unfunded Class Funding requested hereunder, all holder(s) of the Unfunded Class (or their nominee(s)) shall fund their pro rata portion of the Funded Amount, by wire transfer of immediately available funds on the applicable Funding Date as specified in the Unfunded Class Funding Notice. Any holder that does not fund its pro rata portion of the Funded Amount shall have no rights to any of the principal or interest on any Class D Notes that are funded. The failure of any such holder(s) or their nominee(s) on the Funding Date to fund their respective pro rata portion of the Funded Amount shall not constitute an Event of Default or an Unfunded Class Funding, and the Unfunded Class Funding shall be automatically reduced by any such amount not funded within 10 Business Days following the Funding Date.

(d)            For the avoidance of doubt, (a) any Unfunded Class Funding shall not be deemed to be an additional issuance of Notes and (b) an Unfunded Class Funding may occur without respect to whether the Class D Notes are Rated Notes.

(e)            Notwithstanding anything to the contrary, at the direction and at the expense of a Holder of Notes of the Unfunded Class with the consent of the Collateral Manager, prior to delivering any Unfunded Class Funding Notice the Issuer shall obtain a new CUSIP number (or equivalent identifier) to facilitate the funding of such Unfunded Class at a different spread over ~~LIBOR~~the Benchmark than that applicable to previously funded Notes of the Unfunded Class, and such new CUSIP shall not be deemed to be an additional issuance of Notes or require a Supplemental Indenture (provided that, notwithstanding the foregoing, all funded Notes of the Unfunded Class shall constitute Pari Passu Classes with one another (including for purposes of the Priority of Payments) regardless of CUSIP identifier). Additionally, in the event any Class D Note is to be held in the form of a Global Secured Note, the Issuer, at the expense of a Holder of Notes of the Unfunded Class, shall cause such Global Secured Note (i) to be accepted for clearance through DTC, and (ii) on the Funding Date to be deposited with the Trustee as custodian for, and registered in the name of Cede & Co., a nominee of DTC, subject to the minimum denomination and of its Affiliates, in each case on an arm’s-length basis, whether it or such Affiliate is acting as a subagent of the Trustee or for any third party or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(u)            the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or subcustodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7 of this Indenture;

(v)            the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(w)            unless the Trustee receives written notice of an error or omission related to financial information or disbursements provided to Holders within 90 days of Holders’ receipt of the same, the Trustee shall have no liability in connection with such and, absent direction by the requisite percentage of Holders entitled to direct the Trustee, no further obligations in connection thereof;

(x)            None of the Collateral Administrator, the Calculation Agent or the Trustee shall have any liability or responsibility for (i) the monitoring or determination of the unavailability or the cessation of ~~LIBOR~~the Benchmark, (ii) the determination (other than, in the case of the Calculation Agent, the calculation of such rate once such applicable rate has been selected and adopted pursuant to this Indenture), selection or verification of an Alternative Rate, a Fallback Rate, or an alternative base rate (including, without limitation, whether any such rate is an Alternative Rate or a Fallback Rate or whether a Benchmark Replacement Date or a Benchmark Transition Event has occurred, or any other conditions to the designation of such rate have been satisfied), (iii) the determination or selection of any Base Rate Modifier or any other modifier thereto, or (iv) the determination or selection of any methodology or conventions for the calculation of an Alternative Rate (which, for example, may include operational, administrative or technical parameters for compounding such Alternative Rate). None of the Collateral Administrator, the Trustee or the Calculation Agent shall have any liability for any failure or delay in performing its duties under this Indenture or the other Transaction Documents as a result of the unavailability of a “~~LIBOR~~Benchmark” rate as described in the definition thereof, or as a result of the Collateral Manager’s failure or delay in selecting or designating a ~~non-Libor~~non-Term SOFR reference rate or timely proposing an Alternative Rate, Fallback Rate or other alternative base rate, or otherwise;

(y)            the Trustee will be under no obligation to (i) confirm or verify whether the conditions to the Delivery of the Assets have been satisfied or to determine whether or not than issuing, selling, paying and redeeming the Notes and any Additional Notes issued pursuant to this Indenture and acquiring, holding, selling, exchanging, redeeming and pledging, solely for its own account, the Assets and other incidental activities thereto, including entering into the Transaction Documents to which it is a party.

Section 7.13           Listing; Notice Requirements. So long as the Listed Notes remain Outstanding, the Issuer shall use all reasonable efforts to maintain listing on the Cayman Islands Stock Exchange (and/or any other listing obtained in respect of the Listed Notes).

So long as the Listed Notes are listed on the Cayman Islands Stock Exchange (and the guidelines of the such exchange so require), all notices delivered to Holders pursuant to the terms of this Indenture shall also be delivered to the Cayman Islands Stock Exchange. Upon the cancellation of Listed Notes in accordance with the provisions of Section 2.9, the Trustee shall arrange for notice of such cancellation to be delivered to the Cayman Islands Stock Exchange, so long as any Listed Notes are listed thereon and the guidelines of such exchange so required.

Section 7.14           Annual Rating Review. (a) So long as any of the Secured Notes of any Class remains Outstanding, on or before December 31 in each year commending in 2021, the Issuer shall obtain and pay for an annual review of the rating of each such Class of Secured Notes from the Rating Agency. The Issuer shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the then-current rating of any such Class of Secured Notes has been, or is known will be, changed or withdrawn.

(b)            The Issuer shall obtain and pay for an annual review of any middle market loan that has an S&P Rating derived as set forth in clause (iii)(b) of the definition of the term “S&P Rating”.

Section 7.15            Reporting. At any time when the Issuer is not subject to Section 13 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3 - 2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of Notes, the Issuer shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or beneficial owner, to a prospective purchaser of such Notes designated by such Holder or beneficial owner, or to the Trustee for delivery upon an Issuer Order to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner with Rule 144A under the Securities Act in connection with the resale of such Notes. “Rule 144A Information” shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.16            Calculation Agent. (a) The Issuer hereby agrees that for so long as any Secured Notes remains Outstanding there will at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates) to calculate ~~LIBOR~~the Benchmark in respect of each Interest Accrual Period (or portion thereof) in accordance with the terms hereof (the “Calculation Agent”). The Issuer hereby appoints the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager, on behalf of the Issuer, in respect of any Interest Accrual Period, the Issuer or the Collateral Manager, on behalf of the Issuer, will promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its Affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties or be removed without a successor having been duly appointed.

(a)            The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, as soon as possible after ~~11:00 a.m. London~~5:00 a.m. Chicago time on each Interest Determination Date, but in no event later than ~~11:00 a.m~~5:00 a.m. New York time on the ~~London Banking~~U.S. Government Securities Business Day immediately following each Interest Determination Date, the Calculation Agent will calculate the Interest Rate applicable to each Class of Floating Rate Notes during the related Interest Accrual Period (or portion thereof) and the Notes Interest Amount (in each case, rounded to the nearest cent, with half a cent being rounded upward) payable on the related Payment Date in respect of such Class of Floating Rate Notes in respect of the related Interest Accrual Period. At such time, the Calculation Agent will communicate such rates and amounts to the Issuer, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream. The Calculation Agent ~~will also specify to the Issuer the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent~~ shall notify the Issuer before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Interest Rate or Note Interest Amount together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Accrual Period (or portion thereof) will (in the absence of manifest error) be final and binding upon all parties.

Section 7.17            Certain Tax Matters. (a) For so long as the Subordinated Notes and any other interest that is treated as equity in the Issuer is held by a single owner for U.S. federal income tax purposes, the Issuer shall treat itself as disregarded as separate from such owner for such purposes, and in all other situations the Issuer shall treat itself as a partnership (other than a publicly traded partnership), and each Holder or beneficial owner of a Subordinated Note (or any interest therein) or any other interest that is treated as equity in the Issuer for U.S. federal income tax purposes (each such Note or interest, a “Partnership Interest”, and each such Holder or beneficial owner, a “Partner”) shall not take or permit any action that is inconsistent with such treatment. Sections 7.17(i), (j), (k) and (l) will apply only for so long as the Issuer is treated as a partnership for U.S. federal income tax purposes.

(a)            The Issuer shall treat (i) the Secured Notes as indebtedness of the Issuer for U.S. federal, state and local income and franchise tax purposes, except as otherwise required by law and (ii) the Subordinated Notes as equity in the Issuer for U.S. federal, state and local income and franchise tax purposes.

(b)            The Issuer shall file, or cause to be filed, any tax returns, including information tax returns, required by any governmental authority, and the Paying Agent shall be authorized to file any information tax returns as required by any governmental authority.

any Principal Proceeds on deposit in the Collection Account. In addition, the Issuer will use commercially reasonable efforts to acquire such Collateral Obligations that will satisfy, on the Effective Date, the Concentration Limitations, the Collateral Quality Tests and each Overcollateralization Ratio Test.

(b)            Within 30 calendar days after the Effective Date (but in any event, prior to the Determination Date relating to the first Payment Date), the Issuer shall provide, or (at the Issuer’s expense) cause the Collateral Manager to provide, the following documents:

(i)            to the Rating Agency (via email to CDOEffectiveDatePortfolios@spglobal.com), a report identifying Collateral Obligations and a Microsoft Excel file (“Excel Default Model Input File”) that provides all of the inputs required to determine whether the S&P CDO Monitor Test has been satisfied and the Collateral Manager shall provide a Microsoft Excel file including, at a minimum, the following data with respect to each Collateral Obligation: LoanX identification number, CUSIP number (if any), name of Obligor, coupon, spread (if applicable), ~~LIBOR~~Libor floor (if any), legal final maturity date, average life, outstanding principal balance, Principal Balance, identification as a Cov-Lite Loan or otherwise, identification as a First-Lien Last-Out Loan or otherwise, settlement date, the purchase price with respect to any Collateral Obligation the purchase of which has not settled, S&P Industry Classification and S&P Recovery Rate, and requesting that S&P reaffirm its Initial Ratings of the Rated Notes;

(ii)            to the Trustee and the Rating Agency (via email to CDOEffectiveDatePortfolios@spglobal.com) a report, prepared by the Collateral Administrator (the “Effective Date Report”), (A) setting forth the issuer, principal balance, coupon/spread, Stated Maturity, S&P Rating and country of Domicile with respect to each Collateral Obligation as of the Effective Date and (B) calculating as of the Effective Date the level of compliance with, or satisfaction or non-satisfaction of (1) each Overcollateralization Ratio Test, (2) the Collateral Quality Tests (excluding the S&P CDO Monitor Test), (3) the Concentration Limitations and (4) the Target Initial Par Condition;

(iii)            to the Trustee and the Collateral Manager, (A) an Accountants’ Report comparing, as of the Effective Date, the issuer, Principal Balance, coupon/spread, stated maturity, S&P Rating and country of Domicile with respect to each Collateral Obligation by reference to such sources as shall be specified therein (such report, the “Accountants’ Effective Date Comparison AUP Report”) and (B) an Accountants’ Report performing agreed upon procedures as of the Effective Date including recalculating and comparing the following items in the Effective Date Report: (1) each Overcollateralization Ratio Test, the Collateral Quality Tests (excluding the S&P CDO Monitor Test) and the Concentration Limitations, and (2) whether the Target Initial Par Condition is satisfied (such report, the “Accountants’ Effective Date Recalculation AUP Report” and together with the Accountants’ Effective Date Comparison AUP Report, the “Accountants’ Effective Date AUP Reports”), with both Accountants’ Effective Date AUP Reports containing a statement specifying the procedures undertaken by them to review data and computations relating to such Accountants’ Effective Date AUP requirement or test will be maintained or improved after giving effect to such purchase;

(vii)           no Event of Default shall have occurred and be continuing;

(viii)         each such purchase will otherwise be conducted in accordance with applicable law;

(ix)            the Trustee shall have received an Officer’s certificate of the Collateral Manager to the effect that the conditions in the foregoing clauses (i) through (viii) have been satisfied; and

(x)            notice of each such purchase shall be provided to the Rating Agency.

Any Secured Notes to be purchased shall be surrendered to the Trustee for cancellation in accordance with Section 2.9. Upon receipt of the Officer’s certificate described in preceding sub-clause (ix), the Trustee shall disburse any available amount in the Principal Collection Subaccount on any Business Day pursuant to Issuer instruction (or the Collateral Manager acting on behalf of the Issuer), which instruction shall identify that such disbursement is for the purchase of Secured Notes pursuant to and in accordance with this Section 9.7. The Issuer reserves the right to cancel any offer to purchase Secured Notes prior to finalizing such offer.

Section 9.8            Optional Re-Pricing. On any Business Day after the Non-Call Period, at the direction of a Majority of the Subordinated Notes and with the consent of the Collateral Manager and the U.S. Retention Provider, the Issuer shall reduce the spread over ~~LIBOR~~the Benchmark or fixed rate of interest with respect to any Class of Secured Notes, other than the Class A Notes (such reduction with respect to any such Class of Notes, a “Re-Pricing” and any Class of Secured Notes to be subject to a Re-Pricing, a “Re-Priced Class”); provided that the Issuer shall not effect any Re-Pricing unless each condition specified below is satisfied with respect thereto; provided further that in the case of a Re-Pricing of the Class D Notes, with the consent of all holders of the Class D Notes, such Re-Pricing (a) may apply only to a portion of the Class D Notes and (b) may allow Re-Pricing of such portion of the Class D Notes from a floating rate of interest to a fixed rate of interest or from a fixed rate of interest to a floating rate of interest. For the avoidance of doubt, no terms of any Secured Notes other than the Interest Rate applicable thereto may be modified or supplemented in connection with a Re-Pricing. In connection with any Re-Pricing, the Issuer may engage a broker-dealer (the “Re-Pricing Intermediary”) upon the recommendation and subject to the approval of a Majority of the Subordinated Notes and such Re-Pricing Intermediary shall assist the Issuer in effecting the Re-Pricing.

At least 20 days (or such shorter period reasonably acceptable to the Trustee and the Collateral Manager) prior to the Business Day fixed by a Majority of the Subordinated Notes for any proposed Re-Pricing (the “Re-Pricing Date”), the Issuer (or the Re-Pricing Intermediary on behalf of the Issuer) shall deliver a notice in writing (with a copy to the Collateral Manager, the Trustee and the Rating Agency) to each Holder of the proposed Re-Priced Class, which notice shall:

(a)            specify the proposed Re-Pricing Date and the revised spread over ~~LIBOR~~the Benchmark or fixed rate of interest to be applied with respect to such Class (the “Re-Pricing Rate”); Pricing will apply to all the Notes of the Re-Priced Class, including the Notes of the Re-Priced Class held by non-consenting Holders.

The Issuer shall not effect any proposed Re-Pricing unless: (i) with the consent of the Majority of the Subordinated Notes, the Collateral Manager and the U.S. Retention Provider, the Issuer and the Trustee shall have entered into a supplemental indenture dated as of the Re-Pricing Date solely to decrease the spread over ~~LIBOR~~the Benchmark or fixed interest rate with respect to the Re-Priced Class; (ii) the Issuer (or the Re-Pricing Intermediary on behalf of the Issuer) confirms in writing that all Notes of the Re-Priced Class held by non-consenting Holders have been sold and transferred pursuant to clause (c) above; (iii) the Rating Agency shall have been notified of such Re-Pricing and, in the case of a partial Re-Pricing of Class D Notes, the S&P Rating Condition has been satisfied with respect to the Class D Notes; (iv) all expenses of the Issuer and the Trustee (including the fees of the Re-Pricing Intermediary and fees of counsel) incurred in connection with the Re-Pricing shall not exceed the amount of Interest Proceeds available after taking into account all amounts required to be paid pursuant to the Priority of Payments on the subsequent Payment Date prior to distributions to the Holders of the Subordinated Notes, unless such expenses shall have been paid (including from proceeds of any additional issuance of Subordinated Notes) or shall be adequately provided for by an entity other than the Issuer; and (v) the Issuer has received written advice from Dechert LLP or an opinion of counsel of nationally recognized standing that (A) such Re-Pricing will not result in the Issuer being treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (B) such Re-Pricing will not result in the Issuer being subject to U.S. federal income tax on a net basis.

If notice has been received by the Trustee from the Collateral Manager pursuant to this Indenture, notice of a Re-Pricing shall be given by the Trustee by first class mail, postage prepaid, mailed not less than three Business Days prior to the proposed Re-Pricing Date, to each Holder of Notes of the Re-Priced Class at the address in the Register (with a copy to the Collateral Manager), specifying the applicable Re-Pricing Date and Re-Pricing Rate. Notice of Re-Pricing shall be given by the Trustee at the expense of the Issuer. Failure to give a notice of Re-Pricing, or any defect therein, to any Holder of any Re-Priced Class shall not impair or affect the validity of the Re-Pricing or give rise to any claim based upon such failure or defect. Any notice of a Re-Pricing may be withdrawn by a Majority of the Subordinated Notes on or prior to the Business Day prior to the scheduled Re-Pricing Date by written notice to the Issuer, the Trustee and the Collateral Manager for any reason. Upon receipt of such notice of withdrawal, the Trustee shall send such notice to the Holders of Notes and the Rating Agency.

The Issuer shall direct the Trustee to segregate payments and take other reasonable steps to effect the Re-Pricing and the Trustee shall have the authority to take such actions as may be directed by the Issuer or the Collateral Manager as the Issuer (or the Re-Pricing Intermediary on behalf of the Issuer) or Collateral Manager shall deem necessary or desirable to effect a Re-Pricing. In order to give effect to the Re-Pricing, the Issuer shall, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by such consenting or non-consenting Holder(s), or in the case of a partial Re-Pricing of the Class D Notes, obtain and assign a separate CUSIP or CUSIPs to the Class D Notes which are subject to such Re-Pricing. The Trustee shall be entitled to receive, and shall be fully protected in relying upon an Opinion of Counsel stating that the Re-Pricing is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with. The Trustee may request and rely on an Issuer Order providing redemptions) as well as all periodic financial reports received from such obligor or issuer and Clearing Agencies with respect to such issuer.

Section 10.7            Accountings.

(a)            Monthly. Not later than the 15th calendar day (or, if such day is not a Business Day, on the next succeeding Business Day) of each calendar month (other than any month for which a Distribution Report is prepared and made available) and commencing in May 2021, the Issuer shall compile and make available (or cause to be compiled and made available) to the Rating Agency, the Trustee, the Collateral Manager, the Initial Purchaser, any Holder shown on the Register of Notes and any beneficial owner of Notes who has delivered a Beneficial Ownership Certificate to the Trustee a monthly report on a settlement date basis (except as otherwise expressly provided in this Indenture) (each such report a “Monthly Report”). As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the tenth Business Day prior to the 15th calendar day of such calendar month. The Monthly Report for a calendar month shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets, and shall be determined as of the Monthly Report Determination Date for such calendar month:

(i)            Aggregate Principal Balance of Collateral Obligations, the aggregate outstanding principal balance of Collateral Obligations, the aggregate unfunded commitments of the Collateral Obligations, any capitalized interest on the Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii)            Adjusted Collateral Principal Amount of Collateral Obligations.

(iii)           Collateral Principal Amount of Collateral Obligations.

(iv)           A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following information:

(A)           The obligor thereon (including the issuer ticker, if any);

(B)           The CUSIP, LoanX-ID (if any) or security identifier thereof;

(C)           The Principal Balance thereof, the outstanding principal balance thereof (in each case, other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)) and any unfunded commitment pertaining thereto;

(D)           The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E)            (x) The related interest rate or spread (in the case of a ~~LIBOR~~Floating Rate Floor Obligation, calculated both with and without regard to the applicable specified “floor” rate per annum), (y) if such Collateral Obligation is a ~~LIBOR~~Floating Rate Floor Obligation, the related ~~LIBOR~~reference rate floor and (z) the identity of any Collateral Obligation that is not a ~~LIBOR~~Floating Rate Floor Obligation and for which interest is calculated with respect to any index other than ~~LIBOR~~the Benchmark;

(F)           The stated maturity thereof;

(G)           The related S&P Industry Classification;

(H)           The S&P Rating;

(I)             The country of Domicile;

(J)            An indication as to whether each such Collateral Obligation is (1) a Senior Secured Loan, (2) a Second Lien Loan, (3) a Defaulted Obligation, (4) a Delayed Drawdown Collateral Obligation, (5) a Revolving Collateral Obligation, (6) a Participation Interest (indicating the related Selling Institution, if applicable, and its ratings by the Rating Agency), (7) a Permitted Deferrable Obligation, (8) a Fixed Rate Obligation, (9) a Current Pay Obligation, (10) a DIP Collateral Obligation, (11) a Discount Obligation, (12) a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”, (13) a Cov-Lite Loan, (14) a First-Lien Last-Out Loan, (15) a Senior Syndicated Secured Loan, (16) a Long-Dated Obligation or (17) a Broadly Syndicated Loan or, if not a Broadly Syndicated Loan, a Middle Market Loan;

(K)           With respect to each Collateral Obligation that is a Discount Obligation purchased in the manner described in clause (y) of the proviso to the definition “Discount Obligation”;

(I)            the identity of the Collateral Obligation (including whether such Collateral Obligation was classified as a Discount Obligation at the time of its original purchase) the proceeds of whose sale are used to purchase the purchased Collateral Obligation;

(II)           the purchase price (as a percentage of par) of the purchased Collateral Obligation and the sale price (as a percentage of par) of the Collateral Obligation the proceeds of whose sale are used to purchase the purchased Collateral Obligation; and

(III)         the Aggregate Principal Balance of Collateral Obligations that have been excluded from the definition of “Discount Obligation” and relevant calculations indicating whether such amount is in compliance with the limitations described in clauses (z)(A) and (z)(B) of the proviso to the definition of “Discount Obligation.”

(L)           The Principal Balance of each Cov-Lite Loan and the Aggregate Principal Balance of all Cov-Lite Loans;

(M)          The S&P Recovery Rate; and

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